EXHIBIT 10.2

FOURTH SUPPLEMENTAL INDENTURE

TO 12% SENIOR SECURED NOTES DUE 2021 INDENTURE

This Fourth Supplemental Indenture (this “Fourth Supplemental Indenture”), dated as of April 20, 2018, among TRU Taj LLC (the “Issuer”), TRU Taj Finance, Inc. (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the guarantors signatory hereto (the “Guarantor Parties”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuers, Toys “R” Us, Inc., a Delaware corporation, and the other guarantors set forth on the signature pages thereto have heretofore executed and delivered to the Trustee an indenture, dated as of August 16, 2016 (as amended through the date hereof, the “Indenture”) providing for the issuance of the Issuers’ 12% Senior Secured Notes due 2021 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to the fulfillment of certain prerequisites, with the consent of the Holders of a majority of the principal amount of Notes held by all Holders and upon the request of the Issuers, the Trustee shall join with the Issuers in the execution of an amendment or supplement to the Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuers have requested that the Trustee join with them in the execution of this Fourth Supplemental Indenture to amend the Indenture pursuant to the terms set forth herein;

WHEREAS, the Issuers represent and warrant to the Trustee that they have obtained, as attached as Exhibit A hereto, the consent of the Holders of at least a majority in principal amount of the Notes currently outstanding (the “Consenting Holders”) to the entry by the Issuers and the Trustee into this Fourth Supplemental Indenture;

WHEREAS, Section 9.04 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder; and

WHEREAS, the Issuers and the Guarantor Parties represent and warrant to the Trustee that this Fourth Supplemental Indenture has been duly authorized by all necessary limited liability company or corporate action on the part of the Issuers and the Guarantor Parties, as applicable.

NOW, THEREFORE, the Issuers, the Guarantor Parties and the Trustee agree as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Amendments.

The Indenture is hereby amended:

(a)	by adding the following definitions in Section 1.01 in the appropriate alphabetical order:

“Fourth Supplemental Indenture Effective Date” means April 20, 2018.

“France Opco” means TOYS “R” US SARL, a French société à responsibilité limitée, with a share capital of EUR 181,961,805, with registered office located 1 Avenue des Lutins ZAC de la Mare aux Loups, 77310 Saint-Fargeau-Ponthierry, France, and registered with the Trade and Companies Register of Melun under number 345 404 156, or any successor thereto.

“Opco Pledged Bank Accounts” means the pledged bank accounts (“Comptes Nantis”) under the bank account pledge agreement (“Convention de nantissement de comptes bancaires”) entered into between France Opco in its capacity as pledgor (“Constituant”) and Wilmington Savings Fund Society, FSB in its capacity as security agent (“Agent des Sûretés”) dated November 17, 2017.

“Notes Advisors” means GLC Advisors & Co. and/or Evercore Partners, or any successor entity or entities as designated by Holders of a majority in outstanding principal amount of the Notes.

“Propco Pledged Bank Accounts” means the pledged bank accounts (“Comptes Nantis”) under the bank account pledge agreement (“Convention de nantissement de comptes bancaires”) entered into between France Propco in its capacity as pledgor (“Constituant”) and Wilmington Savings Fund Society, FSB in its capacity as security agent (“Agent des Sûretés”) dated February 27, 2018.

(b)	by adding the following new paragraph at the end of Section 4.01:

“The Issuers shall pay in the same form of consideration ultimately received by the Holders of the Notes as consideration for satisfaction of their claims under the Notes, to the Trustee for the benefit of each Holder of the Notes a fee of $10 per $1,000 principal amount of the Notes held by such Holder, to be paid upon the effective date of a plan of reorganization of the Issuers.”;

(c)	by replacing Section 4.03 with the following:

“Section 4.03 Reports and Other Information. So long as any Notes are outstanding, the Parent shall furnish, without cost, to each Holder of Notes and shall make available on the website referred to in clause (c) of this Section 4.03 below:

(a) all quarterly and annual financial information (excluding exhibits) that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Parent and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Parent’s certified independent accountants; and

(b) the information (excluding exhibits) required to be contained in all current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file such reports,

in each case within the time periods specified in the SEC’s rules and regulations if the Parent were a “non-accelerated filer” as defined in the applicable rules and regulations of the SEC; provided, however that the provisions of this paragraph shall be satisfied if the Parent makes available on the website referred to in clause (c) of this Section 4.03 below reports containing such information within (i) 97 days after the end of the Parent’s previous fiscal year with respect to annual reports and (ii) 60 days after the end of the Parent’s last fiscal quarter with respect to quarterly reports.

In addition, the Parent will include in the annual and quarterly reports described in Section 4.03(a) hereof, or otherwise make available on the website referred to in clause (c) of this Section 4.03 below, annual financial information for the most recently completed fiscal year and quarterly financial information for the most recently completed fiscal quarter and interim period, in each case for the Issuer or for TRU Europe LLC or any other parent company of the Issuer that is a subsidiary of the Parent, substantially consistent with the presentation of such financial information in the Offering Memorandum under the caption “Summary Historical Condensed Consolidated Financial Data”; provided that such financial information may be presented for TRU Europe LLC or any other such parent company, in lieu of the Issuer, only if (i) the Issuer is a Wholly-Owned Subsidiary of TRU Europe LLC or such other parent company and (ii) TRU Europe LLC or such other parent company has no material assets or operations other than in connection with acting as a direct or indirect holding company for the Issuer.

Notwithstanding the foregoing, no such reports shall be required to comply with (a) sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 and 402 of Regulation S-K, (b) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (c) Rule 3-10 or Rule 3-16 of Regulation S-X (including, without limitation, Rule 3-10(a) to the extent such Rule would otherwise require the provision of financial statements of the Issuer or any Guarantor other than consolidated financial statements of the Parent) or (d) Rule 5-04 of Regulation S-K relating to the provision of parent-only financial statements.

For so long as any Notes remain outstanding, the Issuer shall furnish to the Holders and to securities analysts, market makers and bona fide prospective investors that certify that they are qualified institutional buyers, upon their request, the information described above as well as, so long as the Notes constitute “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, all information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If at any time any direct or indirect parent of the Parent becomes a Guarantor (there being no obligation of any such parent to do so), the reports, information and other documents required to be furnished to Holders of the Notes and the Trustee pursuant to this Section 4.03 may, at the option of the Parent, be furnished by and be those of such parent rather than the Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and its subsidiaries other than the Parent and its Subsidiaries, on the one hand, and the information relating to the Parent and its Subsidiaries, on the other hand.

(c) So long as any Notes are outstanding, the Issuers will maintain a website to which the Trustee, securities analysts or market makers, beneficial owners of the Notes or prospective purchasers of beneficial ownership of the Notes or other securities of the Issuers or their Subsidiaries are given access (subject to reasonable confidentiality restrictions) and to which all of the reports and other information required by this “Reports and Other Information” covenant are posted, unless they are otherwise publicly filed with the SEC, and the posting of such reports to such website shall satisfy the above reporting requirements. Such website may be password protected so long as such password is made available to the Trustee, securities analysts or market makers, beneficial owners of the Notes and bona fide prospective purchasers of beneficial ownership of the Notes or other securities of the Issuers or their Subsidiaries.

Beginning with the quarter ending May 5, 2018, Parent shall no longer be required to provide reports with respect to Parent and its Subsidiaries pursuant to paragraphs (a) and (b) above (“Parent Reports”), and the Issuer shall be required to provide reports with respect to the Issuer and its Subsidiaries (including, for the avoidance of doubt, information for the comparable periods during the fiscal year ended February 3, 2018) corresponding to the Parent Reports that would have otherwise been required to be provided by Parent, and no separate financial information of the Issuer substantially consistent with the presentation of financial information in the Offering Memorandum under the caption “Summary Historical Condensed Consolidated Financial Data” shall be required.

Reports by the Parent delivered to the Trustee and information available on the website should be considered for informational purposes only and the Trustee’s receipt or review of any such reports or information available on the website shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ or the Parent’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to determine whether any reports have been posted or filed.”;

(d)	by adding the following as Section 4.21:

“Section 4.21 Transition Matters. Not later than the fifth Business Day after the date of receipt of Bankruptcy Court approval of the Fourth Supplemental Indenture to this Indenture, the Issuer shall designate a person who is an employee of the Parent or any of its Subsidiaries who shall be empowered by, and report to, the Issuer’s board of directors to manage the separation of the Issuer and its Subsidiaries from the Parent and its other Subsidiaries (the “Transition Manager”), and such Transition Manager shall be principally focused on managing the business of the Issuer and its Subsidiaries and maximizing their value. The Transition Manager shall make himself available for weekly update calls with the advisors to the Notes and additionally as reasonably requested. The Transition Manager may be removed by Holders of a majority in aggregate principal amount of the outstanding Notes by written notice to the Issuer and the Trustee, which notice shall specify a successor Transition Manager, who shall be appointed by the Issuer to be Transition Manager as promptly as practicable (but in no event later than the third Business Day after the date such notice is received).”;

(e)	by adding the following as Section 4.22:

“Section 4.22 Propco Pledged Bank Account. Notwithstanding any provision of the Notes Documents (including, for the avoidance of doubt, the Security Documents) to the contrary, on and after the Fourth Supplemental Indenture Effective Date, (i) France Opco shall be able to hold all of its cash in bank accounts that are free of any liens; and (ii) France Propco shall hold €3.5 million in the Propco Pledged Bank Accounts. The amount of cash in excess of €3.5 million as of April 10, 2018 shall be held by France Propco in non-pledged bank accounts until distributed to France Opco within one month following the date hereof by way of cash dividend, capital reduction or intragroup loan. Any other amounts received by France Propco on or after April 10, 2018 and any amounts held by France Propco after the one month period following the Fourth Supplemental Indenture Effective Date shall be held in the Propco Pledged Bank Accounts.

Within ten calendar days after the Fourth Supplemental Indenture Effective Date (provided that all information required by the bank to implement the bank mandates has been received from a person acting by designation or upon the authority of Holders of a majority in outstanding principal amount of the Notes (the “Nominee”), such information request having been made no later than 5 days after the Fourth Supplemental Indenture Effective Date), the Issuers will cause the Propco Pledged Bank Accounts to have bank mandates in place, which shall require that funds will only be released from the Propco Pledged Bank Accounts for the discharge of France Propco’s actual expenses as they come due, and only upon (i) the receipt by the Nominee of a certificate executed by the Transition Manager that the funds to be released will be so applied immediately and (ii) a written instruction executed by the Nominee, not to be withheld if the other conditions of this Section 4.22 are complied with and no Default exists and is continuing.”;

(f)	by adding the following as Section 4.23:

“Section 4.23 Reports Regarding France Propco. Following the Fourth Supplemental Indenture Effective Date, the Issuers shall cause weekly written reports to be provided to the Notes Advisors describing in reasonable detail (i) each item of expected and proposed expenses of France Propco in excess of €25,000 (in one or a series of related transactions) for the four weeks following the date of such written report and (ii) any liabilities which are expected to be due and payable on or prior to February 28, 2019 which the amounts in the Propco Pledged Bank Accounts are not expected to be sufficient to discharge.

Subject to the Notes Advisors entering into a non-disclosure agreement which is customary for this type of transaction, the Notes Advisors shall be granted access to the data room and France Propco shall cause its financial advisor to (i) hold a fortnightly call with the Notes Advisors regarding the progress, proposed terms, proposed timing and status of any sale processes or proposals relating to France Propco or any assets of France Propco, (ii) send to the Notes Advisors as soon as reasonably practicable a copy (on an anonymized basis at France Propco’s option) of the offers received from potential purchasers with respect to France Propco or any assets of France Propco, (iii) send to the Notes Advisors as soon as reasonably practicable any presentations, valuations, information memoranda, teasers and process letters to be provided to such potential purchasers by or at the direction of France Propco and (iv) promptly upload and make available to the Notes Advisors via the data room material information provided to such potential purchasers.”;

(g)	by adding the following as Section 4.24:

“Section 4.24 France Propco Rents. Following the Fourth Supplemental Indenture Effective Date, France Propco shall not be permitted to grant to France Opco (nor any other lessee or other user of any of France Propco’s assets) any waiver, deferral, grace period, concession, reduction, abatement or other term, condition or consideration (each such grant received by France Opco, a “France Opco Concession”) that is more favorable to France Opco than the average France Opco Concession (excluding any France Opco Concession granted by France Propco) that France Opco actually receives from its landlords and financial leaser, and in the event that a France Opco Concession is proposed to be granted by France Propco, the Issuers shall provide a certificate, executed by the Transition Manager, to the effect that, and relating the manner in which, this Section 4.24 is being complied with in connection with such proposed France Opco Concession.”;

(h)	by amending Section 6.01(a)(3) by replacing the words

“(other than a default referred to in clauses (1) and (2) of this Section 6.02(a))”

with the words

“(other than a default referred to in clauses (1) and (2) of this Section 6.01(a) and other than a failure to comply with the obligations, covenants and agreements in Sections 4.21 to 4.24, which for the avoidance of doubt shall be governed by 6.01(a)(6)(B) hereof)”;

(i) by amending Section 6.01(a)(6) by inserting between the initial references “(6)” and “(x)” the reference “(A”) and by appending to the end of Section 6.01(a)(6) the words

“ or

(B) failure by the Parent or any of its Restricted Subsidiaries to comply with any obligation, covenant or agreement in Sections 4.21 to 4.24 hereof;” and

(j) by adding at the end of Section 12.01 the following text:

“For the avoidance of doubt, nothing herein shall be construed as a guarantee from France Opco and/or France Propco, in any manner whatsoever, of any obligation or claim under the Notes. France Opco and France Propco shall therefore have no payment obligations with respect to the Notes and shall not grant any liens, security or guarantee in favor of the Notes.”

(3) Effectiveness. This Fourth Supplemental Indenture shall be operative and effective as of the date hereof.

(4) Effect of Fourth Supplemental Indenture. The Indenture shall be supplemented in accordance with paragraph (4) hereof, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the terms of this Fourth Supplemental Indenture upon its effectiveness.

(5) Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect. As amended and supplemented hereby, the Indenture is in all respects ratified and reaffirmed by the Issuers and the Guarantor Parties.

(6) New York Law to Govern. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

(7) Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(8) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9) Trustee Disclaimer. The Trustee has accepted the amendments to the Indenture effected by this Fourth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Guarantor Parties.

(10) Successors. All agreements of the Issuers and the Guarantor Parties in this Fourth Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

(11) Certain Duties and Responsibilities of the Trustee. In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct of or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

(12) Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

(13) Reaffirmation.

Each of the Issuers will use their reasonable best efforts to cause France Propco and France Opco to acknowledge this Fourth Supplemental Indenture and each of the Issuers will, and will use their reasonable best efforts to cause each Guarantor or, as applicable, Grantor (as such term is defined in the Collateral Trust Agreement and used here and below) other than France Propco and France Opco to, execute a reaffirmation agreement, to the extent not prohibited by applicable local law and subject to the limitations included in the Indenture, any Supplemental Indenture or any Security Document, within two weeks of the date hereof in the case of any Guarantor organized under the laws of England and Wales or Germany, and within one week of the date hereof in the case of any other Guarantor, Grantor or the Issuers, in each case substantially in the following form:

Each of the Issuers and each Guarantor named below, subject to the limitations under applicable local law and included in the Indenture, any Supplemental Indenture or any Security Document, by their signature, hereby (a) agrees that, notwithstanding the effectiveness of the Fourth Supplemental Indenture, the Security Documents continue to be in full force and effect and (b) affirms and confirms its guarantee of the Guaranteed Obligations and the pledge of and grant of a security interest in its assets as Collateral pursuant to the Security Documents to secure the Secured Obligations or the Parity Lien Obligations (as such term is defined in the Collateral Trust Agreement), all as provided in the Security Documents as originally executed, and acknowledges and agrees that such guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Guaranteed Obligations and Secured Obligations and Parity Lien Obligations (as such term is defined in the Collateral Trust Agreement) under the Indenture and the Security Documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

TRU TAJ LLC

By:	/s/ Matthew Finigan

	Name:	Matthew Finigan
	Title:	Vice President - Treasurer

TRU TAJ FINANCE, INC.

By:	/s/ Matthew Finigan

	Name:	Matthew Finigan
	Title:	Vice President - Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Rita Marie Ritrovato

	Name:	Marie Ritrovato
	Title:	Vice President

TOYS “R” US, INC.

By:	/s/ Matthew Finigan

	Name:	Matthew Finigan
	Title:	Vice President - Treasurer

TOYS “R” US EUROPE, LLC

By:	/s/ Matthew Finigan

	Name:	Matthew Finigan
	Title:	Vice President - Treasurer

TRU TAJ HOLDINGS 1, LLC

By:	/s/ Matthew Finigan

	Name:	Matthew Finigan
	Title:	Vice President - Treasurer

TRU TAJ HOLDINGS 3, LLC

By:	/s/ Matthew Finigan

	Name:	Matthew Finigan
	Title:	Vice President - Treasurer

TRU TAJ (EUROPE) HOLDINGS, LLC

By:	/s/ Matthew Finigan

	Name:	Matthew Finigan
	Title:	Vice President - Treasurer